Exhibit 99.1

Important News From

ALTAIR NANOTECHNOLOGIES ANNOUNCES COMPLETION
OF $40 MILLION PRIVATE PLACEMENT

RENO, NV– November 30, 2007 -- Altair Nanotechnologies Inc. (Nasdaq: ALTI), a provider of advanced nanomaterial-based products and technology used in energy for transportation and stationary power, industrial and life science applications, today announced the completion of a $40 million private placement of its common stock to Al Yousuf LLC.

Under the purchase agreement, Altairnano has agreed to issue an aggregate of 11,428,572 shares of common stock to Al Yousuf LLC at a purchase price of $3.50 per share.  The shares will be contractually restricted from resale for at least two years, with one-third of the shares being released from this restriction on the second, third and fourth anniversaries respectively.

“The funding is intended to support manufacturing growth, working capital and general corporate purposes as we expand the production of our advanced power and energy storage products,” said Altairnano President and Chief Executive Officer Alan J. Gotcher, Ph.D.  “The strategic investment partnership with Al Yousuf allows us to continue to have an impact on the dynamics of the transportation and stationary power markets.”

"We see the tremendous global growth opportunity for Altairnano's innovative battery technology in both the transportation and stationary power markets,” said Iqbal Al Yousuf, President of Al Yousuf LLC.  “Given our transportation expertise, we believe these markets are ready for Altairnano’s clean, powerful and scaleable energy storage systems.”

J.P. Morgan Securities Inc. acted as the exclusive agent in the private placement. The share purchase is set to close in stages, with a closing for $10 million in shares having occurred on November 30, 2007 and a closing for the remaining shares scheduled to occur on December 10, 2007.   Altairnano agreed to register the resale of the shares prior to the expiration of the two-year lockup period and granted the investor the right to demand a subsequent underwritten re-sale registration.

ABOUT THE AL YOUSUF LLC

Al Yousuf LLC was founded in Dubai in 1953 and since that time has steadily grown to become one of the leading commercial groups in the United Arab Emirates.  Al Yousuf operates in a wide range of industries including automobiles, marine, manufacturing, real estate, information and communication technology, electronic goods and chemicals.  Al Yousuf now has a network of subsidiaries and associate companies that in aggregate have more than 3,000 employees.

With partnership at the core of all of its activities, Al Yousuf has developed strong value-added relationships with major international companies such as Chevrolet, Yamaha, Daihatsu, Daewoo and Suzuki in the automotive and marine sectors, LG in electronics and ATI/Sapphire, CNet, Concerto-Aspect, Epson NEC, SimpleTech and ViewSonic in the information and communication technology sector.

Al Yousuf is constantly seeking new opportunities to partner with regional and world brands that are looking to expand to new markets. Increasingly, these companies are recognizing the advantages of partnering with Al Yousuf - a global organization with a track record of strong, continuous growth, solid support from its business partners, a dedicated and loyal workforce and the Royal Family's vision as its guide.

ALTAIR NANOTECHONOLOGIES ANNOUNCES COMPLETION OF
$40 MILLION PRIVATE PLACEMENT

ABOUT ALTAIR NANOTECHNOLOGIES INC.

Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. A seasoned management team with substantial experience in commercializing innovative, disruptive product technologies, complements Altairnano's leading edge scientists. The company has developed nanomaterials for the alternative energy, performance materials and life sciences markets based on its proprietary materials and manufacturing process.  This process also provides the foundation for its innovative AHP pigment process. Altairnano is a leading manufacturer of advanced battery pack systems, which are used in stationary power applications, and electric and hybrid-electric vehicles. For more information visit: www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risk that subsequent closings may not occur for any of various reasons, including a failure of either party to satisfy conditions to closing, a funding default or other possible events. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Institutional Investors:	Retail Investors:
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
Senior Vice President	Managing Member
312.751.3519	949.553.9748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media Relations:	Company Information:
Fleishman-Hillard	Altair Nanotechnologies Inc.
Terry Banks	Ed Dickinson
Senior Vice President	hief Financial Officer
202.828.9710	775.858.3750
bankst@fleishman.com	edickinson@altairnano.com

#  #  #